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                             PAYLESS CASHWAYS, INC.
                                AMENDMENTS TO THE
                           AMENDED AND RESTATED BYLAWS

                  Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date and time of such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. Such notices may be given, either personally or by mail, by or at the direction of the board of directors, the chief executive officer or the secretary. Written notice may also be given by telegram, telex, cable or facsimile transmission followed, if required by Delaware law, by deposit in the United States mail, with postage prepaid. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting, except when the stockholder attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

                  Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but such proxy, whether revocable or irrevocable, shall comply with the requirements of Delaware law. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary of the corporation or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.